Exhibit 23.1

Tower Bridge House St Katharine’s Way London E1W 1DD Tel: +44 (0)20 7063 4000 www.mazars.co.uk

Consent of Independent Registered Public Accounting Firm

The Board of Directors of OKYO Pharma Limited:

We consent to the reference to our firm under the caption “Experts” and to the use of our audit report dated August 15, 2022 on the consolidated balance sheets for the years ended March 31, 2022 and March 31, 2021 and the related consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity for each of the years in the two-year period ended March 31, 2022, and the related notes, in the Registration Statement (Form F-1) of OKYO Pharma Limited dated June 2, 2023.

Mazars LLP

London, England

June 2, 2023

Mazars LLP

Mazars LLP is the UK firm of Mazars, an integrated international advisory and accountancy organisation. Mazars LLP is a limited liability partnership registered in England and Wales with registered number OC308299 and with its registered office at Tower Bridge House, St Katharine’s Way, London E1W 1DD. Registered to carry on audit work in the UK by the Institute of Chartered Accountants in England and Wales. Details about our audit registration can be viewed at www.auditregister.org.uk under reference number C001139861. VAT number: GB 839 8356 73